Exhibit 99


Company Contact:
Ludger Viefhues
Chief Financial Officer
Mattson Technology Inc.
tel 510-492-5954
fax 510-492-6460
ludger.viefhues@mattson.com
---------------------------


             MATTSON TECHNOLOGY ANNOUNCES RETIREMENT OF CEO

 Founder of Company Retires as CEO, Remains Vice Chairman of the Board

FREMONT, Calif. - October 8, 2001 - Mattson Technology (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that its founder, Brad Mattson, is retiring and has resigned as Chief Executive Officer of the Company. Mattson will relinquish his operating responsibilities but will remain as Vice Chairman of the Company's Board of Directors and will continue to work with the Company on strategic issues.

The Board of Directors has appointed seven-year Mattson veteran David Dutton, President of the Company's Plasma Division, as acting CEO until the Board appoints Mr. Mattson's successor. Dutton was Chief Operating Officer of pre-merger Mattson Technology and has served as acting President during Brad Mattson's recent sabbatical.

Brad Mattson stated, "I've been very pleased to lead this Company to become one of the top semiconductor equipment companies. Now it is time to turn over operating responsibility to the new management team we've put in place over the last year so that I can spend my efforts to focus on strategic issues and pursue outside personal goals that I've delayed for so long. I remain very excited about the Company's future. In fact, though I am already a major shareholder of the Company, I recently purchased an additional 100,000 shares of stock in the open market."

Jochen Melchior, Chairman of the Board of Directors stated, "Brad Mattson is an industry visionary. We appreciate all that he has done in helping build the Company to what it is today and look forward to his continued contributions in his new role."

About Mattson Technology

Mattson Technology Inc. is a leading supplier of thermal, plasma and wet semiconductor processing equipment. The company's products combine advanced process technology on high-productivity platforms backed by industry-leading support. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. Headquartered in Fremont, Calif., the company maintains sales and support centers throughout the United States, Europe, Asia/Pacific and Japan. For more information, please contact Mattson Technology Inc., 2800 Bayview Drive, Fremont, Calif. 94538. Telephone: (800) MATTSON /
(510) 657-5900. Fax: (510) 657-0165. Internet: www.mattson.com

                             -----------------------